Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-206993

$400,000,000

2.40% Senior Notes Due 2022

SUMMARY OF TERMS

Security:	2.40% Senior Notes Due 2022

Issuer:	Edison International (EIX)

Principal Amount:	$400,000,000

Expected Ratings of Securities*:	A3 / BBB / A- (Moody’s / S&P / Fitch)

Trade Date:	August 17, 2017

Settlement Date:	August 22, 2017 (T+3)

Maturity Date:	September 15, 2022

Benchmark US Treasury:	1.875% due July 31, 2022

Benchmark US Treasury Price:	100-16

Benchmark US Treasury Yield:	1.769%

Spread to Benchmark US Treasury:	T + 70 basis points

Reoffer Yield:	2.469%

Coupon:	2.40% per annum

Coupon Payment Dates:	March 15 and September 15

First Coupon Payment Date:	March 15, 2018

Public Offering Price:	99.672% of Principal Amount

Optional Redemption:	Callable at any time prior to August 15, 2022, in whole or in part, at a “make whole” premium of T + 12.5 basis points. At any time on or after August 15, 2022, callable, in whole or in part, at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the date of redemption.

CUSIP/ISIN:	281020 AL1 / US281020AL15

Joint Book-Running Managers:	BNP Paribas Securities Corp. (“BNP Paribas”) Citigroup Global Markets Inc. (“Citigroup”) MUFG Securities Americas Inc. (“MUFG”)

Co-Managers:	Mizuho Securities USA LLC TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at 1-800-854-5674, Citigroup at 1-800-831-9146 or MUFG at 1-877-649-6848.